As filed with the Securities and Exchange Commission on August 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

ANGI INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-1204801 (I.R.S. Employer Identification No.)

3601 Walnut Street,

Denver, CO 80205

(Address of Principal Executive Offices including Zip Code)

Angi Inc. Amended and Restated 2017 Stock and Annual Incentive Plan

(Full Title of the Plan)

Chief Legal Officer

Angi Inc.

130 East Washington Street, Suite 1100

Indianapolis, IN 46204

(303) 963-7200

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Angi Inc. (the “Registrant”) to register an additional 25,000,000 shares of its Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), for issuance under the Angi Inc. Amended and Restated 2017 Stock and Annual Incentive Plan (the “2017 Plan”). On May 2, 2024, the Registrant filed a definitive proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “Commission”) that included a proposal to increase the aggregate number of shares of Class A Common Stock authorized for issuance under the 2017 Plan by 25,000,000. This proposal was approved by stockholders at the Registrant’s 2024 annual meeting of stockholders on June 11, 2024. In accordance with General Instruction E of Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the prior registration statement on Form S-8 relating to the 2017 Plan, filed with the Commission on October 3, 2017 (Commission File No. 333-220788) (the “Prior Registration Statement”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), as applicable, are hereby incorporated by reference into this Registration Statement:

1.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Amendment No. 1 thereto on Form 10-K/A;

2.	the Registrant’s definitive proxy statement on Schedule 14A relating to its 2024 annual meeting of stockholders;

3.	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024;

4.	the Registrant’s Current Reports on Form 8-K filed on each of April 9, 2024 and June 14, 2024 (other than information therein that is furnished and not deemed filed with the Commission); and

5.	the description of the Registrant’s Class A Common Stock filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents (other than information therein that is furnished and not deemed filed with the Commission). Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Shannon M. Shaw, the Registrant’s Chief Legal Officer and Secretary, has opined as to the legality of the Class A Common Stock being offered by this Registration Statement. As of August 7, 2024, Ms. Shaw held an aggregate of 429,706 shares of Class A Common Stock and 278,842 restricted stock units.

Item 6.	Indemnification of Directors and Officers.

The first paragraph of “Item 6. Indemnification of Directors and Officers” in the Prior Registration Statement is hereby amended and restated in its entirety as follows:

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability: (i) for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit	Location
5.1	Opinion of the Registrant’s Chief Legal Officer.	Filed herewith.
10.1	Angi Inc. Amended and Restated 2017 Stock and Annual Incentive Plan.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 14, 2024.
23.1	Consent of Ernst & Young LLP.	Filed herewith.
23.2	Consent of Shannon M. Shaw (included in Exhibit 5.1).	Filed herewith.
24.1	Power of Attorney (included on the signature page of this Registration Statement).	Filed herewith.
107.1	Filing Fee Table	Filled herewith.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 7th day of August, 2024.

Angi Inc.

By:	/s/ Jeffrey W. Kip
Name:	Jeffrey W. Kip
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Russakoff and Shannon M. Shaw, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey W. Kip	Chief Executive Officer, Director (Principal Executive Officer)	August 7, 2024
Jeffrey W. Kip

/s/ Andrew Russakoff	Chief Financial Officer (Principal Financial Officer)	August 7, 2024
Andrew Russakoff

/s/ Christopher W. Bohnert	Senior Vice President and Controller (Principal Accounting Officer)	August 7, 2024
Christopher W. Bohnert

/s/ Angela R. Hicks Bowman	Director	August 7, 2024
Angela R. Hicks Bowman

/s/ Thomas R. Evans	Director	August 7, 2024
Thomas R. Evans

/s/ Alesia J. Haas	Director	August 7, 2024
Alesia J. Haas

/s/ Christopher Halpin	Director™	August 7, 2024
Christopher Halpin

/s/ Kendall Handler	Director	August 7, 2024
Kendall Handler

/s/ Sandra Buchanan Hurse	Director	August 7, 2024
Sandra Buchanan Hurse

/s/ Joseph M. Levin	Chairman and Director	August 7, 2024
Joseph M. Levin

/s/ Jeremy G. Philips	Director	August 7, 2024
Jeremy G. Philips

/s/ Thomas C. Pickett, Jr	Director	August 7, 2024
Thomas C. Pickett , Jr.

/s/ Glenn H. Schiffman	Director	August 7, 2024
Glenn H. Schiffman

/s/ Mark Stein	Director	August 7, 2024
Mark Stein

/s/ Suzy Welch	Director	August 7, 2024
Suzy Welch

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